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                                                                    EXHIBIT 99.1

                 POLYMER GROUP, INC. APPOINTS NEW BOARD MEMBER

For Immediate Release

Thursday, September 10, 1998

[North Charleston, SC] - Polymer Group, Inc. (NYSE: PGI) announced today that Duncan M. O'Brien has been appointed to the PGI Board of Directors. Mr. O'Brien was elected by the full Board of Directors at a meeting today.

Mr. O'Brien currently serves as Vice Chairman of George K. Baum & Company, a Kansas City, Missouri-based investment banking firm. Prior to joining George K. Baum in May 1998, Mr. O'Brien served for fourteen years as an associate and Vice President in the Corporate Finance Department of the investment banking firm of Goldman, Sachs & Co. in New York, NY. From June 1993 until April 1995, Mr. O'Brien headed Goldman Sachs' Australasian operations in Sydney.

Mr. O'Brien was appointed to fill a vacancy in the Board of Directors resulting from the resignation of John F. Ruffle, who resigned, effective today, due to family medical reasons.

Jerry Zucker, Chairman, President and CEO of Polymer Group stated, "We are pleased to welcome Duncan O'Brien to the PGI Board of Directors. He has significant and broad international experience in strategic planning and corporate finance and is familiar with Polymer Group and PGI management, having served as a financial advisor to the Company while at Goldman Sachs. We regret the loss of Board member John Ruffle. On behalf of the Board of Directors, I want to thank John for his dedicated service to the Company."
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Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. PGI's principal business lines include disposable hygiene, medical, wiping and specialized industrial applications. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product producers. The Company employs more than 3,600 people and operates 22 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec(R) fabrics, produced using proprietary advanced laser technologies, which the Company believes have the potential to replace traditionally woven and knit textiles in a wide range of applications. Miratec(R) is a registered trademark of Polymer Group, Inc.

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) increased competition in markets in which the Company competes, (ii) increased costs, and (iii) changes in conditions of the general economy. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-4, declared effective on July 1, 1998.

For further information, please contact:

     James Bryant or Robert Johnston
     Investor Relations
     Polymer Group, Inc.
     4838 Jenkins Avenue
     North Charleston, South Carolina 29405
     Telephone No.: (803) 566-7293
     E-mail: jibryant@awod.com

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